UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2025

MAUI LAND & PINEAPPLE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-06510	99-0107542
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
500 Office Road, Lahaina, Maui, Hawaii 96761 (Address of principal executive offices) (Zip Code)

(808) 877-3351
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	MLP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 3, 2025, Maui Land & Pineapple Company, Inc., a Delaware corporation (“Company”), entered into a Purchase and Sale Agreement and Escrow Instructions (“Purchase Agreement”) with Harvest at Kumulani Chapel, a Hawaii nonprofit corporation (“Buyer”), pursuant to which the Company agrees to sell to Buyer and Buyer agrees to purchase from the Company a 6.5-acre portion of land (“Property”), located in Kapalua, Lahaina, Hawaii.

“Harvest at Kumulani Chapel exemplifies the Kapalua Resort, a place where the local community and visitors feel welcome to gather amid incredible natural beauty,” said Race Randle, CEO of Maui Land & Pineapple Company. “As the West Maui community continues to stabilize, it’s been our pleasure to work with Harvest on a permanent campus that will provide spiritual stability for generations to come.”

Summary of the terms of the Purchase Agreement

The Property is currently the site of five existing buildings totaling approximately 12,000 square feet. The Buyer currently leases the Property, including the buildings, under an unrecorded Ground Lease dated April 1, 2024, which lease will terminate upon consummating and final closing of the purchase under the Purchase Agreement.

The purchase price for the Property is $10,000,000. Terms of the Purchase Agreement include a 90-day due diligence period, during which Buyer shall accept or terminate the Purchase Agreement, and a 730-day entitlement period requiring the Buyer to pursue all government approvals required for their permitted uses and improvements to the Property. Three extensions of 60 days each may extend the entitlement period, and prior to the expiration of the entitlement period, the Buyer will deliver in writing a notice to proceed with the transaction or a notice to terminate the Purchase Agreement. If a notice to proceed is issued, closing of the transaction will occur within 30 days of receipt of the notice to proceed. If a notice to terminate the transaction is issued on or prior to the expiration of the entitlement period, the transaction will be terminated.

Within three business days after the execution date of the Purchase Agreement, the Buyer will deposit $300,000 to escrow. If Buyer elects to exercise any entitlement extension(s), the Buyer will deposit additional deposits of $50,000 to escrow for each extension. If the transaction proceeds to closing, all collected deposits will be applied to the final purchase price. Should the transaction terminate, the deposits will be refunded to the Buyer unless the termination is due to a failure of a condition precedent resulting from a breach by the Buyer, in which case the deposit(s) will be forfeited and retained by the Company.

The foregoing summary of the terms of the Purchase Agreement are not complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s periodic report for the corresponding period.

Forward-Looking Statements. Any statements contained in this Current Report on Form 8-K that refer to events that may occur in the future or other non-historical matters are forward-looking statements. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. These forward-looking statements are based on the Company’s expectations as of the date of this report and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: (1) conditions to the closing of the transaction may not be satisfied; (2) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; and (3) the failure of the transaction to close for any other reason. Given these uncertainties, the Company cautions investors and potential investors not to place undue reliance on such statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: December 9, 2025	By:	/s/ WADE K. KODAMA
Wade K. Kodama
Chief Financial Officer